Exhibit 23.1

DAVIS ACCOUNTING GROUP, P.C.

A Certified Public Accounting Firm

1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720

(435) 865-2808  •  FAX (435) 865-2821

Mr. James Trichon, Director, President, and CEO

Cloudtech Sensors, Inc

13 Laetitia Lane

Landenberg, Pennsylvania 19350

Dear Mr. Trichon,

CONSENT OF REGISTERED INDEPENDENT AUDITORS

We hereby consent to the incorporation in the registration statement of Cloudtech Sensors, Inc. on Form S-1 of our report on the financial statements of the Company as its registered independent auditors dated June 19, 2008, as of and for the period ended June 30, 2007.  We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah, June 30, 2008.